Exhibit 99.2

CONSENT AND WAIVER

This CONSENT AND WAIVER (this “Consent and Waiver”) is dated as of November 6, 2008, by and between MDWERKS, INC., a Delaware corporation (the “Company”), and GOTTBETTER CAPITAL MASTER, LTD. (in liquidation) (the “Consenting Holder”), a Cayman Islands company.

WITNESSETH

WHEREAS, the Consenting Holder is the sole holder of (i) a warrant, issued by the Company on October 19, 2006, to purchase an aggregate of 187,500 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an exercise price of $2.25 per share, subject to adjustment (the “October Series D Warrant”); (ii) a warrant, issued by the Company on November 9, 2006, to purchase an aggregate of 187,500 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment (the “November Series D Warrant”); and (ii) a warrant, issued by the Company on September 27, 2007, to purchase an aggregate of 500,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment (the “September Series D Warrant” and, collectively with the October Series D Warrant and the November Series D Warrant, the “Series D Warrants”);

WHEREAS, the Consenting Holder is the sole holder of (i) a warrant, issued by the Company on October 19, 2006, to purchase an aggregate of 187,500 shares of the Company’s Common Stock, originally at an exercise price of $3.25 per share (and subsequently reduced to $2.25 per share), subject to further adjustment (the “October Series E Warrant”); and (ii) a warrant, issued by the Company on November 9, 2006, to purchase an aggregate of 187,500 shares of the Company’s Common Stock, originally at an exercise price of $3.25 per share (and subsequently reduced to $2.25 per share), subject to further adjustment (the “November Series E Warrant” and collectively, with the October Series E Warrant, the “Series E Warrants”);

WHEREAS, the Consenting Holder is the sole holder of a warrant, issued by the Company on March 31, 2008, to purchase an aggregate of 1,000,000 shares of the Company’s Common Stock, at an exercise price of $0.75 per share subject to adjustment (the “Series I Warrant” and collectively, with the Series D Warrants and the Series E Warrants, the “Warrants”);

WHEREAS, Section 2(a) of the Warrants provides for adjustment of the exercise price and number of Warrant Shares (as defined in the Warrants) upon certain issuances of Common Stock at a price less than Applicable Price (as defined in the Warrants), or Options or Convertible Securities (each as defined in the Warrants) for which Common Stock is issuable at a price less than the Applicable Price;

WHEREAS, the Consenting Holder is the holder of that certain Amended and Restated Convertible Promissory Note originally issued by the Company (the “Borrower”) on November 9, 2006, in the original principal amount of $2,500,000, and amended and restated on September 28, 2007, and further amended as of March 1, 2008 (the “November Note”);

WHEREAS, Section 7 of the November Note provides for adjustment of the Conversion Price (as defined in the November Note) upon certain issuances of Common Stock at a price less than the Applicable Price (as defined in the November Note) or, Options or Convertible Securities for which Common Stock is issuable at a price less than the Applicable Price;

WHEREAS, the Consenting Holder is the holder of that certain Amended and Restated Convertible Promissory Note originally issued by the Company on October 19, 2006 in the original principal amount of $2,500,000, and amended and restated on September 28, 2007, and further amended as of March 1, 2008 and as of the date hereof (the “October Note”);

WHEREAS, pursuant to an amendment to the October Note, dated the date hereof, the Company and Consenting Holder have agreed to reduce the Conversion Price (as defined in the Note) to $0.303 per share (such reduction in the Conversion Price under the Note is hereinafter referred to as the “Note Conversion Price Reduction”) for a one-time conversion, on the date hereof, of $433,333.33 Conversion Amount (as defined in the October Note) of the Note into 1,430,143 shares of Common Stock;

WHEREAS, the Consenting Holder desires to consent to the Note Conversion Price Reduction;

WHEREAS, the Company desires to issue to Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust (“Vicis”) a Series H Warrant to purchase one million (1,000,000) shares of Common Stock of the Company at an exercise price of $0.75 per share (the “Vicis Series H Warrant”);

WHEREAS, the Consenting Holder desires to waive (i) any anti-dilution adjustments arising from the Note Conversion Price Reduction and the conversion of the October Note on the date hereof and to which the Consenting Holder may be entitled under the Warrants, the October Note, the November Note or otherwise, (ii) any anti-dilution adjustments arising form the issuance of the Vicis Series H Warrant and the exercise thereof and to which the Consenting Holder may be entitled under the Warrants, the October Note, the November Note or otherwise and (iii) any potential breach of any representations, warranties, covenants or agreements that restrict the Company’s ability to (A) effect the Note Conversion Price Reduction, to the extent such breach results, in whole or in part, from the Note Conversion Price Reduction or the conversion of the October Note on the date hereof and (B) issue the Vicis Series H Warrant and issue shares of Common Stock upon the exercise of the Vicis Series H Warrant;

WHEREAS, the Consenting holder desires to waive, for the period commencing on the date hereof and terminating at 5:00 pm New York City time on the tenth Business Day (as defined in the October Note and the November Note) following the date hereof (the “Waiver Period”), the payment of principal in the amount of $69,444.44 that became due on November 1, 2008 under the October Note and the payment of principal in the amount of $69,444.44 that became due on November 1, 2008 under the November Note; and

WHEREAS, in consideration for the Consenting Holder’s agreement to this Consent and Waiver, the Company has agreed that, for a period of twelve months after the date hereof, it will not consummate any subdivisions in its shares of Common Stock.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Consenting Holder hereby consents to the Note Conversion Price Reduction and, irrevocably and for an unlimited duration, hereby waives (i) any potential breach of covenants, representations, warranties or agreements, that restrict the Company’s ability to effect the Note Conversion Price Reduction, to the extent such breach results from the Note Conversion Price Reduction or the conversion of the October Note on the date hereof; (ii) any adjustments to the Exercise Price (as defined in the Warrants) or number of shares to which the Consenting Holder is entitled upon exercise of the Warrants; and (iii) any adjustments to the Conversion Price or number of shares to which the Consenting Holder is entitled upon conversion of the November Note or the October Note to the extent such adjustment otherwise would result from the Note Conversion Price Reduction or the conversion of the October Note on the date hereof.

2. The Consenting Holder hereby consents to the issuance of the Vicis Series H Warrant and the shares of Common Stock to be issued upon exercise thereof, irrevocably and for an unlimited duration, hereby waives (i) any potential breach of covenants, representations, warranties or agreements, that restrict the Company’s ability to issue the Vicis Series H Warrant and issue shares of Common Stock upon the exercise thereof, to the extent such breach results from the issuance of the Vicis Series H Warrant or the issuance of shares of Common Stock upon exercise thereof; (ii) any adjustments to the Exercise Price (as defined in the Warrants) or number of shares to which the Consenting Holder is entitled upon exercise of the Warrants; and (iii) any adjustments to the Conversion Price or number of shares to which the Consenting Holder is entitled upon conversion of the November Note or the October Note to the extent such adjustment otherwise would result from the issuance of the Vicis Series H Warrant or the issuance of shares of Common Stock upon exercise thereof.

3. The Consenting Holder hereby irrevocably and unconditionally waives, for the duration of the Waiver Period, the obligation of the Company (i) to pay $69,444.44 of principal that became due on November 1, 2008 under the October Note and (ii) to pay $69,444.44 of principal that became due on November 1, 2008 under the November Note.

4. In consideration for the Consenting Holder’s agreement to this Consent and Waiver, the Company hereby agrees, that for a period of 365 days from the date hereof, the Company will not, without the prior written consent of the Consenting Holder, effect any subdivision of the outstanding shares of the Company’s Common Stock.

5. The Company acknowledges and agrees that irreparable damages would result to the Consenting Holder if the provisions of Section 4 of this Consent and Waiver were not complied with in accordance with the specific terms or otherwise breached, and agrees that the Consenting Holder shall be entitled, to any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of Section 3 of this Consent and Waiver and the Company waives the securing or posting of any bond in connection with such remedy. If the Consenting Holder is successful in enforcing its rights, the Company shall be responsible for all reasonable fees incurred by the Consenting Holder in the enforcement of its rights.

6. This Consent and Waiver shall be construed and enforced in accordance with the laws of the State of New York.

7. The parties agree that any claim relating to this Consent and Waiver shall be brought solely in the state or federal courts in New York and all objections to personal jurisdiction, venue and forum non conveniens in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth on the signature page, and service so made shall be complete as stated in such section.

8. ALL PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WAIVE AND FOREVER RELINQUISH THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS CONSENT AND WAIVER, ANY CONDUCT, ACT OR OMISSION OF ANY OTHER PARTY HERETO OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY AFFILIATE OR ANY OTHER PERSONS ASSOCIATED WITH SUCH PARTY, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

9. This Consent and Waiver may be executed in two or more counterparts, which shall together constitute a single agreement. A facsimile or other electronic transmission of an executed counterpart signature page shall be deemed to constitute an original executed counterpart signature page.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, Consent and Waiver as of the day and year first above written.

MDWERKS, INC.

By:	/s/ Howard B. Katz
Name: Howard B. Katz
Title: Chief Executive Officer
Address: MDwerks, Inc.
1020 NW 6th Street – Suite I
Deerfield Beach, FL 33442
Attention: Howard B. Katz
Facsimile (954) 427-5871

GOTTBETTER CAPITAL MASTER, LTD.
(IN LIQUIDATION)

By:	/s/ Stuart Sybersma
Name: Stuart Sybersma
Title: Joint Liquidator
Address: Gottbetter Capital Master, Ltd. (In Voluntary Liquidation)
c/o Deloitte & Touche
Citrus Grove
P.O. Box 1787 GT
Grand Cayman KY1-1109
Cayman Islands
Attention: Stuart Sybersma, Co-Liquidator
Facsimile: (345) 949-8258

[VICIS ACKNOWLEDGEMENT TO IMMEDIATELY FOLLOW THIS PAGE]

Vicis Capital Master Fund (“Vicis”) acknowledges and agrees that this Consent and Waiver shall be binding upon and enforceable against Vicis, as the assignee of the Securities Purchase Agreement, dated October 19, 2006, by and among the Company and Consenting Holder, the October Note, the November Note, the Series D Warrants and the Series E Warrants.

Acknowledged and Agreed:

Dated: November 6, 2008	VICIS CAPITAL MASTER FUND

	By:	Vicis Capital LLC

	By:	/s/ Chris Phillips
Name: Chris Phillips
Title: Managing Director
Address: Vicis Capital Master Fund
c/o Vicis Capital LLC
445 Park Avenue
16th Floor
New York, NY 10022
Attn: Chris Phillips
Facsimile: (212) 909-4601